                                                                    EXHIBIT 10.4


Agreement dated for reference the 23rd day of May, 2001.

                        COLLABORATIVE RESEARCH AGREEMENT

BETWEEN:
              MIVI TECHNOLOGIES INC. , a company incorporated under the laws of Yukon Territory and having its offices at Unit 1, 8765 Ash Street, in the City of Vancouver, in the Province of British Columbia, V6P 6T3.

                                                                 (the "Sponsor")

AND:

              THE UNIVERSITY OF BRITISH COLUMBIA, a corporation continued under the University Act of British
              Columbia and having its administrative offices at 2075 Wesbrook Mall, in the City of Vancouver, in the Province of British Columbia, V6T 1W5.

                                                   (the "Research Organization")


WHEREAS:

A. The Research Organization has invented and developed certain technology relating to sol-gel hydroxyapatite ceramics and hydroxyapatite coatings developed by Dr. Tom Troczynski of the Department of Metal and Material Engineering at the Research Organization; and

B. The research program contemplated by this Agreement is of mutual interest and benefit to the Research Organization and to the Sponsor, will further the instructional and research objectives of the Research Organization in a manner consistent with its status as a non-profit, tax-exempt, educational institution, and may derive benefits for both Sponsor and Research Organization through inventions, improvements, and/or discoveries.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, the parties hereto have covenanted and agreed as follows:

1.       DEFINITIONS

1.1 In this Agreement, unless a contrary intention appears, the following words and phrases shall mean:

         (a) "Affiliate" of a party hereto shall mean an entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, a party shall be


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         deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting power of the other entity.

         (b) "Confidential Information" shall mean any and all knowledge, know-how, information, and/or techniques disclosed by the one party (referred to in this capacity as the "Provider") to another (referred to in this capacity as the "Recipient") relating to the Project, including, without limiting the generality of the foregoing, all research, data, specifications, plans, drawings, prototypes, models, documents, records, instructions, manuals, papers, or other materials of any nature whatsoever, whether written or otherwise, relating to same. In order to constitute "Confidential Information" for the purposes of this Agreement, the Provider must clearly identify it in writing as being confidential, or if the disclosure takes place orally or in some other non-tangible form, the Provider must summarize it in writing and identify it as being confidential within thirty (30) days of making the disclosure. Furthermore, such disclosures shall not be considered "Confidential Information" for the purposes of this Agreement if and when it:

                  (i) is made subject to an order by judicial or administrative process requiring the Recipient to disclose any or all of the Confidential Information disclosed to it by the Provider, provided however that the Recipient shall promptly notify the Provider and allow the Provider reasonable time to oppose such process before disclosing any of the Confidential Information disclosed to it by the Provider;

                  (ii) is published or becomes available to the general public other than through a breach of this Agreement;

                  (iii) is obtained by the Recipient from a third party with a valid right to disclose it, provided that said third party is not under a confidentiality obligation to the Provider;

                  (iv) is independently developed by employees, agents or consultants of the Recipient who had no knowledge of or access to the Confidential Information disclosed to it by another party to this Agreement as evidenced by the Recipient's business records; or

                  (v) was possessed by the Recipient prior to receipt from the Provider, other than through prior disclosure by the Provider, as evidenced by the Recipient's business records.

         (c)      "Contract Period" shall mean June 1, 2001 through September
         30, 2001.

         (d) "Investigator" shall mean Dr. Tom Troczynski of the Department of Metals and Materials Engineering at the University of British Columbia.

         (e) "Joint Intellectual Property" shall mean, individually and collectively, all inventions, improvements, and/or discoveries which exclude the Technology and which are conceived and/or made jointly by one or more employees of the Research Organization and by one or more employees of the Sponsor during the Contract Period in the performance of the Project.


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         (f)      "Project" shall mean the project as described in Appendix "A"
         hereof.

         (g) "Research Organization Intellectual Property" shall mean, individually and collectively, all inventions, improvements, and/or discoveries which relate to the Technology and which are conceived and/or made solely by the Research Organization, or solely by the Sponsor, or jointly by the Research Organization and the Sponsor during the Contract Period in the performance of the Project and all inventions, improvements, and/or discoveries which exclude the Technology and which are conceived and/or made solely by one or more employees of the Research Organization during the Contract Period in the performance of the Project.

         (h) "Sponsor Intellectual Property" shall mean, individually and collectively, all inventions, improvements, and/or discoveries which exclude the Technology and which are conceived and/or made solely by one or more employees of the Sponsor during the Contract Period in the performance of the Project.

         (i) "Technology" shall mean any and all knowledge, know-how, technique or technology, improvement, variation, up-date, modification or enhancement relating to "Low Temperature Sol-Gel Synthesis of Hydroxyapatite Ceramics for Biomedical Applications" as disclosed in US Patent application serial No. 09/563,231 filed April 2, 2000 and any and all knowledge, know-how, technique or technology, improvement, variation, up-date, modification or enhancement relating to "Biofunctional Hydroxyapatite Coatings and Microspheres for In-Situ Drug Encapsulation" as disclosed in US Provisional Patent application filed April 20, 2001.

2.       RESEARCH WORK

2.1 The Research Organization shall commence the performance of the Project promptly after the effective date of this Agreement, and shall use reasonable efforts to perform the Project substantially in accordance with the terms and conditions of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Sponsor and the Research Organization may at any time amend the Project by mutual written agreement.

2.2 In the event that the Investigator becomes unable or unwilling to continue the Project, and a mutually acceptable substitute is not available, the Research Organization and the Sponsor shall each have the option to terminate the Project and this Agreement by providing the other party with written notice of same.

2.3      In the performance of all services hereunder:

         (a) the Research Organization shall be deemed to be and shall be an independent contractor;

         (b) neither party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter; and

         (c) neither party shall be bound with respect to third parties by the acts or conduct of the other.


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3.       REPORTS AND CONFERENCES

3.1 Interim written project reports shall be provided by the Research Organization to the Sponsor regularly during the Contract Period, and a final project report shall be submitted by the Research Organization to the Sponsor within sixty (60) days after the conclusion of the Contract Period or early termination of this Agreement, whichever is sooner.

3.2 A financial statement shall be submitted by the Research Organization to the Sponsor within sixty (60) days after the conclusion of the Contract Period or early termination of this Agreement, whichever is sooner.

3.3 During the term of this Agreement, representatives of the Research Organization will meet with representatives of the Sponsor at times and places mutually agreed upon to discuss the progress and results, as well as ongoing plans, or changes therein, of the Project.

4.       COSTS, BILLINGS, AND OTHER SUPPORT

4.1 It is agreed to and understood by all parties that, subject to Article 4.3, the total costs to the Sponsor hereunder shall be $20,459.00CDN. The parties acknowledge that any budget categories that may be set forth in the description of the Project are estimates only and that changes from category to category may be made at the Research Organization's discretion. Invoices shall be issued to the Sponsor by the Research Organization in accordance with the following schedule:

          1)   Upon execution of this agreement..................   $15,000.00
          2)   Upon receipt of final report......................   $ 5,459.00

The Research Organization reserves the right to suspend work on the Project or to terminate the Project and this Agreement by delivering written notice of same to the Sponsor if the Sponsor fails to pay any invoiced amount within fifteen
(15) days after the invoice is issued.

4.2 The Research Organization shall retain title to any equipment purchased with funds provided by the Sponsor under this Agreement.

4.3 Notwithstanding anything to the contrary in this Agreement, in the event of early termination of this Agreement, the Sponsor shall pay all costs and liabilities relating to the Project which have been incurred by the Research Organization as of the date of receipt of notice of such termination. For greater certainty, such costs and liabilities shall include all non-cancelable obligations including payments in lieu of reasonable notice for technicians, graduate students, and other staff assigned to the Project.

5.       PUBLICITY

5.1 Notwithstanding anything to the contrary in this Agreement, the Research Organization may disclose the identity of the Sponsor, the title of the Project, the name of the Investigator, the Contract Period, and the amount of funding being provided by the Sponsor in support of the Project. Except as provided by the foregoing, neither party may use the name of the other, nor of any member of the other's Project staff, in any publicity, advertising, or news release without the prior written approval of an authorized representative of the other.


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6.       CONFIDENTIALITY

6.1 The Recipient shall not use the Confidential Information provided to it by the Provider, directly or indirectly, for any purpose other than as specifically set forth in this Agreement. Without limiting the generality of the foregoing, the Recipient shall not use, manufacture, or sell the Provider's Confidential Information or any device or means incorporating any of the Provider's Confidential Information, and shall not use any of the Provider's Confidential Information as the basis for the design or creation of any device or means.

6.2 The Recipient shall keep and use all of the Provider's Confidential Information in confidence and shall not disclose any part of the Provider's Confidential Information to any person, firm, corporation, or other entity.

6.3 Subject to Article 5.1, the Sponsor requires of the Research Organization, and the Research Organization agrees insofar as it may be permitted to do so at law, that this Agreement, and each part of it, is confidential and shall not be disclosed to third parties, as the Sponsor claims that such disclosure would or could reveal commercial, scientific or technical information and would significantly harm the Sponsor's competitive position.

6.4 Notwithstanding any termination or expiration of this Agreement, the obligations of confidentiality set forth in this Article 6 shall survive and continue to be binding upon the Recipient, its successors, and assigns until three (3) years after such termination or expiration.

7.       PUBLICATIONS

7.1 The Sponsor acknowledges that the policies of the Research Organization require that the results of the Project be publishable, subject to Article 6. The parties therefore agree that researchers engaged in the Project shall not be restricted from presenting at symposia, national, or regional professional meetings, or from publishing in abstracts, journals, theses, or dissertations, or otherwise, whether in printed or in electronic media, methods and results of the Project, provided however that:

         (a) the Research Organization provides the Sponsor with copies of any proposed publication or presentation at least forty-five (45) days in advance of the submission of such proposed publication or presentation to a journal, editor, or other third party; and

         (b) the Sponsor has not, within thirty (30) days after receipt of said copies, objected in writing to such proposed presentation or proposed publication in accordance with Article 7.2 of this Agreement.

7.2 The Sponsor may object to a proposed presentation or proposed publication on the grounds that it contains Confidential Information that was disclosed to the Research Organization by the Sponsor or on the grounds that it discloses patentable subject matter which needs protection. In the event that the Sponsor makes such objection on the former ground, the Research Organization shall ensure that its researchers remove such Confidential Information immediately from the proposed presentation or publication, after which the Research Organization and its researchers may proceed with said presentation or publication. In the event that the Sponsor makes such an objection on the latter ground, it shall be deemed to be a direction to the University to file a patent application pursuant to Article 8.4, and the Research Organization shall ensure that its researchers refrain from making such publication or presentation until Research Organization has filed one or more patent applications with one or more


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patent offices directed to such patentable subject matter, or until three (3)
months have elapsed from date of receipt of such written objection from the Sponsor by the Research Organization, whichever is sooner, after which the Research Organization and its researchers may proceed with said presentation or publication. For greater certainty, a provisional patent application shall be considered to be a patent application in the United States of America for the purposes of this Agreement.

8.       INTELLECTUAL PROPERTY

8.1 The parties acknowledge and agree that all rights and title to the Technology and Research Organization Intellectual Property shall belong to the Research Organization.

8.2 The parties acknowledge and agree that all rights and title to Sponsor Intellectual Property shall belong to the Sponsor.

8.3 The parties acknowledge and agree that all rights and title to Joint Intellectual Property shall belong jointly to the Research Organization and the Sponsor. Notwithstanding the applicable patent or other intellectual property laws in any jurisdiction, none of the parties may commercially exploit any Joint Intellectual Property except as specifically provided for in Article 9.2.

8.4 The Research Organization will promptly notify Sponsor of any Research Organization Intellectual Property. The parties will promptly notify one another of any Joint Intellectual Property. The Sponsor may direct that one or more patent applications be filed in respect of such Research Organization Intellectual Property or Joint Intellectual Property, as the case may be, in which case the Research Organization shall promptly prepare, file, and prosecute such patent applications in such jurisdictions as the Sponsor directs in the name of the Research Organization in the case of Research Organization Intellectual Property and in the joint names of the Research Organization and the Sponsor in the case of Joint Intellectual Property. The Sponsor shall bear all costs incurred in connection with the preparation, filing, prosecution, and maintenance of such patent applications and shall cooperate with the Research Organization to assure that such patent applications cover, to the best of the Sponsor's knowledge, all items of commercial interest and importance. While the Research Organization shall be responsible for making final decisions regarding the scope and content of such patent applications and the prosecution thereof, the Sponsor shall be given an opportunity to review and provide input thereto. The Research Organization shall keep the Sponsor advised as to all developments with respect to such applications and shall promptly supply the Sponsor with copies of all papers received and filed in connection with the prosecution thereof in sufficient time for the Sponsor to comment thereon.

8.5 If the Research Organization wishes to obtain patent protection in respect of Research Organization Intellectual Property and/or Joint Intellectual Property over and above that for which the Sponsor wishes to provide its financial support pursuant to Article 8.4, the Research Organization shall be free to file or continue prosecution or maintain any such applications and to maintain any protection issuing thereon at its own expense.

9.       GRANT OF RIGHTS

9.1 The Research Organization grants the Sponsor and, at the Sponsor's election its Affiliate, the option to obtain a royalty-bearing license to use or otherwise exploit Research Organization Intellectual Property and / or the Research Organization interest in the Joint Intellectual Property subject to terms and conditions determined in accordance with Article 9.2. Said option shall subsist with respect to each item


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of Research Organization Intellectual Property and/or Joint Intellectual
Property for a period of six (6) months after said item has been disclosed in writing by the Research Organization to the Sponsor and may be exercised within this period by the Sponsor delivering written notice of same to the Research Organization.

9.2 If the Sponsor exercises its option pursuant to Article 9.1, the parties shall negotiate in good faith to determine the specific terms and conditions on which the license shall be granted by the Research Organization to the Sponsor. If the parties are unable to agree upon such specific terms and conditions within a period of six (6) months after the date when the Sponsor exercised its option, either party shall have the right to have the terms and conditions which are still in issue determined by an arbitrator in accordance with Article 14. Said arbitrator shall be required to determine such outstanding terms and conditions:

     (a) in accordance with generally accepted industry standards where such terms and conditions relate purely to financial matters such as minimum annual royalty amounts, percentage royalty rates, and performance requirements; and

     (b) in accordance with the current licensing practices of the University of British Columbia in all other matters including, without limiting the generality of the foregoing, matters of indemnification, insurance, confidentiality, use of trade-marks or names of Research Organization personnel, and disclaimer of warranty.

9.3 The Sponsor hereby grants the Research Organization a non-exclusive, royalty-free license in perpetuity to use or otherwise exploit Sponsor Intellectual Property but only for academic and research purposes, and not for any commercial purposes whatsoever.

10.         TERM AND TERMINATION

10.1 This Agreement shall be deemed to have come into force upon the beginning of the Contract Period and shall continue in effect for the full duration of the Contract Period unless sooner terminated in accordance with the provisions of this Article. The parties hereto may, however, extend the term of this Agreement for additional periods as desired under mutually agreeable terms and conditions which the parties reduce to writing and sign. Either party may terminate this agreement upon thirty (30) days prior written notice to the other.

10.2 In the event that either party hereto shall commit any breach of or default in any of the terms or conditions of this Agreement, and also shall fail to remedy such default or breach within fifteen (15) days after receipt of written notice thereof from the other party hereto, the party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other party to such effect and such termination shall be effective as of the date of the receipt of such notice.

10.3 Termination of this Agreement by either party for any reason shall not affect the rights and obligations of the parties accrued prior to the effective date of termination of this Agreement pursuant to Articles 8 and 9. No termination of this Agreement, however effectuated, shall release the parties hereto from their rights and obligations under Articles 4.3, 5, 6, 10.4, or 12.

10.4 Forthwith upon the termination of this Agreement, the Recipient shall cease to use the Provider's Confidential Information in any manner whatsoever and upon the written request of the Provider shall


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forthwith deliver up to the Provider all of the Provider's Confidential
Information in the Recipient's possession or control, together with a certificate certifying that no copies have been made or retained.

11.         DISCLAIMER OF WARRANTY

11.1 The Research Organization makes no representations or warranties, either express or implied, with respect to the data or other results arising from the Project or with respect to any Confidential Information it may disclose to the Sponsor. The Research Organization specifically disclaims any implied warranty of non-infringement or merchantability or fitness for a particular purpose and shall in no event be liable for any loss of profits, be they direct, consequential, incidental, or special or other similar or like damages arising from any defect, error or failure to perform, even if the Research Organization has been advised of the possibility of such damages. The Sponsor hereby acknowledges that the Project is of an experimental and exploratory nature, that no particular results can be guaranteed, and that it has been advised by the Research Organization to undertake its own due diligence with respect to all matters arising from this Agreement.

12.         INDEMNITY

12.1 The Sponsor hereby indemnifies, holds harmless and defends the Research Organization, its Board of Governors, directors, officers, employees, faculty, students, invitees, and agents against any and all claims (including all legal fees and disbursements incurred in association therewith) arising out of the receipt or use by the Sponsor of any of the Research Organization's Confidential Information, the Research Organization Intellectual Property, the Joint Intellectual Property, the Sponsor Intellectual Property, or any data or other results arising from the Project including, without limiting the generality of the foregoing, any damages or losses, consequential or otherwise, arising from or out of same, howsoever the same may arise.

13.         INSURANCE

13.1 The parties acknowledge that the Research Organization has adequate liability insurance applicable to its officers, employees, and agents while acting within the scope of their employment by the Research Organization, and that the Research Organization has no liability insurance policy as such that can extend protection to any other person. Therefore, subject to Article 12, each party hereby assumes any risks of personal injury and property damage attributable to the negligent acts or omissions of that party and its officers, employees, and agents.

14.         GOVERNING LAW AND ARBITRATION

14.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree that by executing this Agreement they have attorned to the jurisdiction of the Supreme Court of British Columbia. Subject to Article 14.2, the Supreme Court of British Columbia shall have exclusive jurisdiction over this Agreement.

14.2 In the event of any dispute arising between the parties concerning this Agreement, its enforceability, or its interpretation, said dispute shall be settled by a single arbitrator appointed pursuant to the provisions of the International Commercial Arbitration Act of British Columbia, or any successor legislation then in force. The place of arbitration shall be Vancouver, British Columbia, Canada and the language to be used in the arbitration proceedings shall be English. Notwithstanding the foregoing, either


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party may apply to a court of competent jurisdiction for interim protection such as, by way of example, an interim injunction.

15.         ASSIGNMENT

15.1 This Agreement shall not be assigned by any party without the prior written consent of the others, which consent shall not be unreasonably withheld.

16.         NOTICES

16.1 All notices or other documents that either of the parties hereto are required or may desire to deliver to the other party hereto may be delivered only by personal delivery or by registered or certified mail, telex or telecopy, all postage and other charges prepaid, at the address for such party set forth below or at such other address as that party may hereinafter designate in writing to the other. Any notice personally delivered or sent by telex or telecopy shall be deemed to have been given or received at the time of delivery, telexing or telecopying.

Sponsor:                       Mr. John E. Pierce
                               President
                               MIVI Technologies Inc.
                               Unit 1, 8765 Ash Street
                               Vancouver, British Columbia
                               V6P 6T3
                               Telephone:  (604) 301-9545 X11
                               Telecopier: (604) 301-9546


Research Organization:         Mr. A. A. Livingstone
                               Managing Director
                               University - Industry Liaison Office
                               I.R.C. Room 331
                               2194 Health Sciences Mall
                               University of British Columbia
                               Vancouver, British Columbia
                               V6T 1Z3
                               Telephone:  (604) 822-8580
                               Telecopier: (604) 822-8589

16.2 Questions or queries of a scientific nature or regarding financial matters may be directed by the Sponsor to the Research Organization through the following contacts:

Technical Matters:             Dr. Tom Troczynski
                               Department of Metals & Materials Engineering
                               University of British Columbia
                               Room 109 Forward Building
                               6350 Stores Road
                               Vancouver, British Columbia
                               V6T 1Z4
                               Telephone:  (604) 822-2612
                               Telecopier: (604) 822-3619


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Financial Matters:             Ms. Johann Boulter
                               Office of Financial Services
                               University of British Columbia
                               General Services Administration Building
                               2075 Wesbrook Mall
                               Vancouver, British Columbia
                               V6T 1Z1
                               Telephone:    (604) 822-6883
                               Telecopier:   (604) 822-2417

17.         GENERAL

17.1 The appendices to this Agreement together with the terms and conditions contained within this Agreement constitute the entire understanding between the parties hereto and no modifications hereof shall be binding unless executed in writing by the parties hereto. The appendices will be binding upon the parties hereto except to the extent that they may conflict with the terms and conditions contained within this Agreement itself, in which case the terms and conditions of this Agreement shall govern.

17.2 In the event that any part, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable, the entire agreement shall not fail on account thereof, and the balance of the Agreement shall continue in full force and effect.

17.3 No condoning, excusing or overlooking by either party of any default or breach by the other party in respect of any terms of this Agreement shall operate as a waiver of such party's rights under this Agreement in respect of any continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.


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17.4        No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement effective as of the beginning of the Contract Period, regardless of the date of execution.

Signed for and on behalf of
MIVI TECHNOLOGIES INC.
by its duly authorized officer:

Per: /John E. Pierce/
----------------------------------
Mr. John E. Pierce
President
Date:



Signed for and on behalf of the
UNIVERSITY OF BRITISH COLUMBIA
by its duly authorized officer:

Per: /David P. Jones/
----------------------------------
Mr. Angus Livingstone
Managing Director
Date:  June 27, 2001



I have read and understood the foregoing
Agreement and understand my responsibilities as the Principal Investigator:


Per: /Tom Troczynski/
----------------------------------
Dr. Tom Troczynski
Department of Metals & Materials Engineering
Date:


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                                  APPENDIX "A"
                                STATEMENT OF WORK

                          PROPOSAL TO MIVI TECHNOLOGIES

               Term: 4 months (June 1, 2001 - September 30 / 2001)

           Functionally Gradient Calcium Phosphate Coatings for Stents

           Proof-of-Concept Proposal
                             by Tom Troczynski
 UBCeram - Ceramics Group at Metals and Materials Engineering of UBC - May 2001

     This is proposal for a short-term (3m) proof-of-concept exploratory program of deposition of thin hydroxyapatite (HA) films through sol-gel on 316 stainless steel wires simulating the coronary stent substrate. The related background data have been submitted to MIVI in the form of longer-term (3 years) collaborative research and development CRD program co-supported by NSERC. Although both proposals are to be submitted in May, 2001, engagement in NSERC-CRD will depend on the outcome of the current 3m project. The goal of this program is to deposit the thin film and characterize their behaviour after substrate deformation up to 20% strain. The HA film should remain attached to the strained substrate. Deposition process modifications will be done to improve film retention on the substrate.

     The coatings will be thin films (0.2-0.5 [micron]m) of highly crystalline hydroxyapatite (HA) produced through sol-gel (SG) technology. A novel sol-gel process will be used (US patent pending) which allows the calcium phosphate to be obtained in a well crystallized form, at relatively low temperatures, i.e. approximately 400[degrees]C. The sol-gel process comprises: (a) hydrolysing a phosphor precursor in a water based medium; (b) adding a calcium salt precursor to obtain a calcium phosphate gel; (c) depositing the gel on the substrate, typically through dip coating, and (c) calcining the calcium phosphate at a suitable elevated temperature.

     The coatings will be deposited on thin (75[micron]m) 316L stainless steel wires resembling the actual coronary stent surface. Stress-strain characteristics of the coated wires will be determined for three levels of strain: low (5%), medium (10%) and high (20%), in tension and bending. These strains are expected in the deformed stents, according to the FEM analysis by InSitu Technologies Inc. Alternatively, the wires will be bent, coated, and then un-bent. Structural damage to the coatings and interface will be assessed at different strain values and straining procedures. The coatings will be evaluated through optical and electron microscopy. Retention of the coatings after multiple deformations of the coronary stent will be monitored. Samples of coated wires will be SEM examined for evidence of HA coating failure and delamination.

     The coating deposition and heat treatment process will be modified to increase coating retention (and decrease structural damage) of the strained coated wires. For example, introducing fraction of residual nanoporosity to the SG-HA films by modifying the sol ageing process and coating heat treatment schedules may increase the strain tolerance of the films (additionally, it may be later used for enhanced adsorption of therapeutic agents, in the continued CRD project). Bonding strength between HA and stainless steel substrate wire will be changed by SG process modification, and strain testing repeated.


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     In the last stage of the program several samples of the MIVIs coronary stents will be coated according to the best accumulated practice. The coatings will be SEM evaluated before and after deformation. The program findings will be summarized in the final report to be delivered to MIVI by Sept. 30, 2001.

Budget

     We plan to involve one research engineer (Dorna Hakimi, @ $2,375/month) and 50% of one summer student (Henry Lo @ $1,000/month) in this program. Supervising fee ($1,000/month) will also be paid to Prof. Troczynski. Additional costs will include the Metals and Materials Eng. Departmental fees for use of all the equipment within the department (shared services scheme, @ $200/month per researcher, excluding the supervisor), and small M&S costs ($500). All these costs will carry 38% university overhead.


THE BUDGET ITEMS FOR THE 3-MONTH PROGRAM ARE AS FOLLOWS:


Student Stipend                              $ 3,000
RE salary                                    $ 7,125
Materials and Supplies                       $   500
Shared Services (MMAT)                       $ 1,200
Supervising Fee (T. Troczynski)              $ 3,000
-------------------------------------------------------
Subtotal                                     $14,825

University Overheads (38%)                   $ 5,634

TOTAL PROJECT                                $20,459




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